INVESTOR CONTACTS:	MEDIA CONTACT:
Todd Fromer / Garth Russell	Barry Stagg
KCSA Strategic Communications	4Kids Entertainment
(212) 896-1215 / (212) 896-1250	(646) 822-4257
tfromer@kcsa.com / grussell@kcsa.com	bstagg@4kidsent.com

4Kids Entertainment Reports Second Quarter 2008 Results

NEW YORK, August 11, 2008 – 4Kids Entertainment, Inc. (NYSE: KDE), a global provider of children’s entertainment and merchandise licensing, today announced financial results for the quarter ended June 30, 2008.

Net revenues for the three months ended June 30, 2008 totaled $16.5 million, compared to $12.0 million for the same period in 2007. Revenue for the second quarter of 2008 included approximately $5.1 million from the sale of Chaotic® trading cards at major retailers and comic and hobby stores across the U.S. and Canada. The Company’s net loss for the quarter ended June 30, 2008 was $(5.5) million, or $(0.42) per diluted share, as compared to a net loss of $(2.2) million, or $(0.17) per diluted share, for the same period in 2007.

For the six months ended June 30, 2008, net revenues totaled $31.6 million, compared to $26.9 million for the same period in 2007. Revenue for the six month period ended June 30, 2008 included approximately $7.5 million from the sale of Chaotic trading cards. The Company’s net loss for the six months ended June 30, 2008 was $(11.9) million, or $(0.91) per diluted share, as compared to a net loss of $(2.4) million, or $(0.18) per diluted share, for the same period in 2007.

“Our second quarter results reflect increasing Chaotic trading card sales, which we expect will ramp up considerably in the second half of the year,” said Alfred R. Kahn, Chairman and Chief Executive Officer, 4Kids Entertainment. “We believe that we are on track to meet our previously announced target of $20-$30 million in Chaotic trading card sales for 2008. We have made several scheduled improvements to the Chaotic Website, including adding attack animation and sound effects to game play, reintroducing the simpler 1 Creature vs. 1 Creature game play for Chaotic beginners and adding the more demanding 6 vs. 6 game play for the more experienced Chaotic players. We’ve also implemented revisions enabling www.chaoticgame.com to operate on less technologically-capable computers. We expect that these initiatives will result in faster growth for the Chaotic online community. However, in the short term, expenditures related to improvements on the Chaotic Website and trading card company operations contributed to higher SG&A costs for the quarter as compared to the second quarter of 2007.”

“Although Chaotic trading card sales came in on plan, the second quarter was negatively impacted by lower licensing revenue attributable to our core properties, Yu-Gi-Oh! ™, Teenage Mutant Ninja Turtles™ and Cabbage Patch Kids® as compared to the second quarter of 2007. In order to diversify our licensing business, we have signed agreements to represent two new properties, a popular Russian animated series which we are calling “GOGORiKi®” and a successful specialty store brand called “Kooky Klickers®”. We expect these new properties, along with Dinosaur King™, to begin to contribute to licensing revenues starting in the second half of 2008,” added Kahn.

“Starting next month, we will begin programming nine hours of children’s television on Saturday mornings, including a five-hour block on The CW Network and a four-hour block on Fox. We have announced many of the shows that will make up the bulk of this programming, including Chaotic, a new Yu-Gi-Oh! animated series entitled “ Yu-Gi-Oh! 5D’s”, Dinosaur King, GOGORiKi, and Viva Piñata, with new shows “Kamen Rider - Dragon Knight”, “Huntik” and “RollBots” scheduled to join the lineup in the first quarter of 2009. With so many promising things going on at 4Kids, we are optimistic about the second half of 2008 and excited by our prospects in 2009,” Mr. Kahn concluded.

About 4Kids Entertainment, Inc.

With U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Web sites to support 4Kids’ owned or represented properties, and produces and markets collectible trading card games. Additionally, the Company programs and sells the national advertising time in a four-hour “4KidsTV” block which airs on nearly 200 affiliated FOX television stations Saturday mornings. Beginning in September 2008, the Company will also program and sell the national advertising time in the five-hour “TheCW4Kids” Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate web site and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.

(Tables follow)

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4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2008 and DECEMBER 31, 2007

(In thousands of dollars, except share data)

ASSETS:	2008		2007
Current assets:	(Unaudited	)
Cash and cash equivalents	$36,315		$24,872
Investments	19,746		36,106
Total cash, cash equivalents and investments	56,061		60,978

Accounts receivable - net	17,381		21,403
Inventories	499		611
Prepaid income taxes	950		1,159
Prepaid expenses and other current assets	2,012		2,985
Current assets from discontinued operations	451		372
Total current assets	77,354		87,508

Property and equipment - net	4,655		4,255
Long-term investments	17,100		31,806
Accounts receivable – non-current, net	168		208
Film and television costs - net	14,755		14,352
Non-current assets from discontinued operations	475		926
Other assets - net (includes related party amounts of $5,417 and $4,265, respectively)	15,036		12,024
Total assets	$129,543		$151,079

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Due to licensors	$4,569		$4,420
Accounts payable and accrued expenses	18,355		14,969
Deferred revenue	2,628		2,984
Total current liabilities	25,552		22,373
Deferred rent	529		618
Total liabilities	26,081		22,991

Commitments and contingencies
Stockholders’ equity
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	—		—
Common stock, $.01 par value - authorized, 40,000,000 shares; issued, 15,171,579 and 15,099,812 shares; outstanding 13,152,019 and 13,332,207 shares in 2008 and 2007, respectively	152		151
Additional paid-in capital	64,875		63,679
Accumulated other comprehensive loss	(13,581)		(2,562)
Retained earnings	88,392		100,323
	139,838		161,591
Less cost of 2,019,560 and 1,767,605 treasury shares in 2008 and 2007, respectively	36,376		33,503
	103,462		128,088
Total liabilities and stockholders’ equity	$129,543		$151,079

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(In thousands of dollars, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net revenues:
Service revenue	$11,475	$12,009	$24,086	$26,940
Product revenue	5,065	—	7,493	—
Total net revenues	16,540	12,009	31,579	26,940

Costs and expenses:
Selling, general and administrative	13,347	10,176	25,955	19,139
Production service costs	1,990	1,788	3,535	3,568
Cost of sales of trading cards	1,897	—	2,913	—
Amortization of television and film costs	1,697	1,444	3,405	3,131
Amortization of 4Kids TV broadcast fee	3,906	3,825	9,109	8,244
Total costs and expenses	22,837	17,233	44,917	34,082

Loss from operations	(6,297)	(5,224)	(13,338)	(7,142)

Interest income	737	1,480	1,407	2,567

Loss before income taxes	(5,560)	(3,744)	(11,931)	(4,575)

Benefit from income taxes	28	1,598	—	2,275

Loss from unconsolidated operations –
net of a tax benefit	—	(67)	—	(118)

Net loss	$(5,532)	$(2,213)	$(11,931)	$(2,418)

Per share amounts:

Basic loss per common share	$(0.42)	$(0.17)	$(0.91)	$(0.18)

Diluted loss per common share	$(0.42)	$(0.17)	$(0.91)	$(0.18)

Weighted average common shares
outstanding - basic	13,119,718	13,195,054	13,172,738	13,189,199

Weighted average common shares
outstanding - diluted	13,119,718	13,195,054	13,172,738	13,189,199

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